Exhibit 99

Consolidated Edison, Inc.

Information Sheet for

Consolidated Edison Company of New York’s

Electric Service Rate Case Filing

Details of filing

•	Effective date of new rates—April 1, 2008

•	Rates based on future test year—April 2008 through March 2009

•	Historic year—calendar year 2006

•	Proposed rate increase effective April 1, 2008—$1.2 billion (11.6% on customers’ total bills)

•	2nd and 3rd year increases effective April 1, 2009 and April 1, 2010 are estimated at $335 million and $390 million, respectively (or 3.2% and 3.7% respectively)

• Capital expenditures: 3-year total of	$6,098	million
• By year
• 2008	$2,118
• 2009	2,000
• 2010	1,980
• By type
• Substations	$942	million
• Primary cable	467
• Secondary cable	432
• Transformers and related equipment	899
• Advanced metering	340
• Storm response	154
• Other, routine capital	2,864

•	Continued current recovery of fuel and purchased power costs

•	Return on equity—11.5%

•	Equity ratio reflected in rate year—48.7%

•

$122 million for demand reduction programs and efficient energy supply through the monthly adjustment clause, in addition to the $335 million that will be paid for statewide programs to encourage energy efficiency and renewables

True-up reconciliations requested

•	Pensions (PSC Policy)

•	Property taxes

•	Environmental remediation

•	Interference costs

•	Storm expenses

•	ERRP maintenance

Major components of proposed electric rate increase

Impact of expiring rate plan:

• Expiring credits	$250	million
• Plant additions above capital allowance in plan	195
• Pensions / property tax updates	50
• New deferrals / credits	20

Subtotal	$515	million

New programs and other initiatives:

• New / expanded programs to support operations	$280	million
• Rate base increases	235
• Increase return on equity (11.5% vs. 10.3% currently)	115
• Depreciation rate changes	100
• Sales growth	(20)

Total	$1,225	million

Rate base balances

• 12 months ending December 31, 2006	—	$10.4	billion
• 12 months ending March 31, 2009	—	$13.3	billion
• 12 months ending March 31, 2010	—	$14.7	billion
• 12 months ending March 31, 2011	—	$16.3	billion

Typical bill comparisons

•	Typical residential customer paying $70 per month would see an increase of $12, or about 17 percent

•	Typical business paying $2,200 per month would see an increase of $235, or 10.7 percent

5-04-07

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